EXHIBIT 99.1

THIRD QUARTER 2003 PRESS RELEASE ON OCTOBER 20, 2003

Merrill Merchants Bancshares, Inc. Reports Record Third Quarter Earnings

Bangor, Maine, October 20, 2003:  Edwin N. Clift, President and Chief Executive Officer of Merrill Merchants Bancshares, Inc. (the “Company”) (Nasdaq:  MERB), the parent company of Merrill Merchants Bank, reported net income of $3.2 million or earnings per share of $0.95 on a fully diluted basis for the nine months ended September 30, 2003, compared to $2.9 million or earnings per share of $0.86 for the same period last year.

“We are pleased to report earnings per share growth of 14% for the third quarter of 2003” stated Clift.  “Our real estate lending activity continues to be the catalyst for earnings growth with fee income from mortgage banking increasing 178% for the quarter.”

Earnings for the three months ended September 30, 2003 increased 11%, totaling $1.1 million compared to $995,000 for the same period last year.  The Company reported diluted earnings per share of $0.33 for the third quarter of 2003, a 14% increase over 2002’s third quarter earnings per share of $0.29.

Balance Sheet.  The Company’s consolidated assets were $331.3 million at September 30, 2003, an increase of $31.2 million or 10% from the same date a year ago.  Comparing September 30, 2003 and 2002, net loans grew $34.7 million or 17%.  Real estate lending was strong with residential mortgages growing 44%, home equity balances increasing 31%, and commercial mortgage balances increasing 15%.

Total deposits were $260.1 million at quarter end versus $236.1 million a year ago, representing growth of $23.9 million or 10%.  Growth in checking account balances of $11.2 million is due to the Bank’s High Performance Checking program combined with new business account relationships.  Money market account balances include $17.4 million of deposits from the Bank’s trust and investment management division which were previously placed with a mutual fund company.

Net Income.  The Company’s net income for the nine months ended September 30, 2003 amounted to $3.2 million compared to $2.9 million for the same period in 2002, an increase of 10%.  Return on average equity increased to 14.60% for the first nine months of 2003 compared to 14.11% last year and return on average assets decreased to 1.34% from 1.35%.  Net income for the three months ended September 30, 2003 increased $107,000 or 11% compared with the same period in 2002.  Return on assets and return on equity were 1.35% and 14.97%, respectively, for the third quarter of 2003 compared to return on assets of 1.36% and return on equity of 13.98% for the same period in 2002.

Net Interest Income.  Net interest income totaled $9.2 million through September 30, 2003 compared to $9.3 million a year ago.  Growth in average earning assets of $30.5 million was offset by a decline in the Company’s net interest margin to 4.09% from 4.62% in 2002.  Net interest income for the third quarter of 2003 was $3.0 million compared to $3.1 million in 2002 and the net interest margin for the same periods was 3.85% and 4.57%, respectively.

Non-Interest Income.  Non-interest income totaled $3.9 million for the nine months ended September 30, 2003 as compared to $2.9 million for the same period in 2002.  Non-interest income increased $1.0 million or 35% in 2003 due to an increase in gains on sale of mortgage loans of $954,000 for the first nine months of 2003.  Mortgage sale gains were driven by the current interest rate environment combined with the Company’s increased market share of mortgage activity.  Additionally, the Company has experienced increases in service fees of 37% on deposit accounts and 24% on ATM fees due to new account activity.  A decline in merchant processing fees of $298,000 is the result of the Company exiting this line of business.

Non-interest income for the third quarter of 2003 increased 44% to $1.4 million compared to $954,000 for the same period in 2002 primarily due to the increase in gain on mortgage sales of $339,000.

Non-Interest Expense.  Non-interest expense totaled $8.0 million for the nine months ended September 30, 2003 compared to $7.5 million for the same period last year.  Non-interest expense increased $485,000 or 6%.  Personnel costs increased 10% from a year ago and represent $392,000 of the total increase in operating expenses. The personnel cost increase is the result of normal salary increases and additional staffing required as a result of asset growth.

Non-interest expense was $2.7 million in the third quarter of 2003 compared to $2.5 million for the same period in 2002, an increase of $134,000 or 5%.  The increase was the result of increases in personnel costs of 13% offset by a decline in equipment and other expenses.

The Company’s subsidiary, Merrill Merchants Bank, is headquartered in Bangor, Maine.  Merrill Merchants Bank provides consumer, commercial, and trust and investment services through its eleven locations in Central and Eastern Maine.  The Bank is a “Preferred Lender” of the Small Business Administration.

MERRILL MERCHANTS BANCSHARES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

Three Months Ended September 30,

Nine Months Ended September 30,

(In thousands except per share data)	2003	2002	2003	2002

Interest income

$

4,181

$

4,618

$

12,813

$

13,776

Interest expense	1,156	1,472	3,598	4,455

Net interest income

3,025

3,146

9,215

9,321

Provision for loan losses	111	111	333	342

Non-interest income

1,371

954

3,858

2,857

Non-interest expense	2,654	2,520	7,991	7,506

Income before income taxes

1,631

1,469

4,749

4,330

Income taxes	529	474	1,590	1,450
Net income	$1,102	$995	$3,159	$2,880

Per share data

Basic earnings per common share (1)	$0.33	$0.33	$0.96	$0.98
Diluted earnings per common share (1)	$0.33	$0.29	$0.95	$0.86

(1)            Adjusted to reflect the 3% stock dividend in March 2003.

SELECTED CONSOLIDATED BALANCE SHEETS

(Unaudited)

September 30,

December 31,

(In thousands)

2003

2002

2002

Total assets

$

331,318

$

300,090

$

307,316

Loans receivable, net

238,569

204,157

211,434

Loans held for sale	885	264	1,220
Investment securities	68,144	73,053	68,867
Deposits	260,055	236,148	238,857
Shareholders’ equity	29,787	28,544	28,388

Off-Balance Sheet
Trust assets under management	303,264	216,836	237,180
Mortgage servicing portfolio	101,297	93,131	95,095

OTHER SELECTED CONSOLIDATED DATA

(Unaudited)

At or for the Three Months Ended September 30,

At or for the Nine Months Ended September 30,

2003

2002

2003

2002

Return on average assets (1)

1.35

%

1.36

%

1.34

%

1.35

%

Return on average equity (1)	14.97%	13.98%	14.60%	14.11%
Leverage ratio	8.98%	9.49%	8.98%	9.49%
Net interest margin (1)	3.85%	4.57%	4.09%	4.62%
Non-performing assets to total assets	0.18%	0.24%	0.18%	0.24%
Net loan charge-offs to average net loans (1)	0.09%	0.04%	0.04%	0.06%

Allowance for loan losses to total loans

1.47

%

1.56

%

1.47

%

1.56

%

Number of shares outstanding (2)

3,330,455

2,966,980

3,330,455

2,966,980

Weighted-average shares outstanding-diluted (2)

3,343,840

3,432,228

3,317,766

3,373,701

Book value per share (2)

$

8.94

$

9.62

$

8.94

$

9.62

(1)            Computed on an annualized basis.

(2)            Adjusted to reflect the 3% stock dividend in March 2003.

For further information contact:

Edwin N. Clift, President and Chief Executive Officer (eclift@merrillmerchants.com)

Deborah A. Jordan, Chief Financial Officer (djordan@merrillmerchants.com)
Merrill Merchants Bancshares, Inc.
www.merrillmerchants.com
(207) 942-4800